EXHIBIT 99.2

N E W S   R E L E A S E

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee
Executive Vice President, Chief Financial Officer and
Chief Operating Officer
Phone: 770-419-3355

Nina Devlin
Edelman
Phone: 212-704-8145

CryoLife Sends Letter to Medafor, Inc. Board of Directors

ATLANTA, GA (February 8, 2010) -- CryoLife, Inc. (NYSE: CRY), an implantable biological medical device and cardiovascular tissue processing company, announced today that it has sent the following letter to Medafor’s Board of Directors:

February 5, 2010

VIA FEDEX
Michael F. Pasquale, Chairman of the Board
Medafor, Inc.

Dear Michael,

Thank you for your response, which we received on January 22, 2010.  We are encouraged by your statement that you are giving consideration to our proposal to acquire all of the outstanding shares of Medafor's common stock.  We and our advisors are prepared to meet with you and your advisors to answer any questions you may have about our offer and to discuss your perspective on Medafor’s valuation.  To that end, we would appreciate greater detail on the board's timing and process for considering our proposal and entering into direct discussions with us.  A timely response is appreciated as it has been approximately two weeks since your last communication and three weeks since we submitted our proposal.

We urge you to enter into discussions with us in a timely manner as delaying negotiations with us simply delays the creation of value for your shareholders.  We believe that CryoLife's resources and financial strength will maximize the potential of Medafor and its hemostatic technology for the benefit of patients and shareholders.

Although we prefer to work with you and your advisors to negotiate a mutually agreeable transaction, in the event that you continue to delay or refuse to meet with us, we will be forced to consider all our options.  This includes exercising our right to call a special shareholders meeting as provided for under your bylaws.

We are prepared to commit all the resources necessary to complete a transaction expeditiously.  We believe that a combination of CryoLife and Medafor makes strategic and financial sense for the shareholders of both companies and we hope you will work with us in a productive manner.

I look forward to receiving your response with an update on the board's process and timing as soon as possible, as well as the contact details for your advisors.  We believe that your other shareholders would welcome this information as well.

Very truly yours,

/s/ Steven G. Anderson
Steven G. Anderson
President, CEO and Chairman of the Board

cc:	Board of Directors of Medafor
Gary J. Shope

ADDITIONAL IMPORTANT INFORMATION

This announcement is provided for informational purposes only and is not an offer to purchase nor a solicitation of an offer to sell shares of Medafor or CryoLife.  Subject to future developments, CryoLife may file a registration statement and/or tender offer documents and/or proxy statement with the SEC in connection with the proposed combination.  Shareholders should read those filings, and any other filings made by CryoLife with the SEC in connection with the combination, as they will contain important information.  Those documents, if and when filed, as well as CryoLife’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at CryoLife’s website at www.cryolife.com.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  The Company's CryoValve® SG pulmonary heart valve, processed using CryoLife's proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  The Company’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair.  The Company's BioFoam® Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  BIOGLUE Aesthetic™ Medical Adhesive is CE marked in the European Community for periosteal fixation following endoscopic browplasty (brow lift) in reconstructive plastic surgery and is distributed by a third party for this indication.  CryoLife distributes HemoStase®, a hemostatic agent, in much of the U.S. for use in cardiac and vascular surgery and in many international markets for cardiac, vascular, and general surgery, subject to certain exclusions.

For additional information about the company, visit CryoLife’s Web site:
 www.cryolife.com.

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